KPMG Peat Marwick LLP


1600 Market Street
Philadelphia, PA 19103-7212



 The Board of Directors
 Philadelphia Suburban Corporation:

 We consent to the use of our report on the consolidated financial statements of Philadelphia Suburban Corporation as of December 31 1994 and 1993 and for each of the years in the three year period ended December 31, 1994 included in the 1994 Annual Report on Form 10-K incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the adoption of the provisions of Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions".


                                             /s/  KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
November 13, 1995